UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 27, 2006

Standard Drilling, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State of Incorporation)	000-51569 (Commission File No.)	84-1598154 (I.R.S. Employer Identification No.)

1667 K Street NW, Suite 1230 Washington, DC (Address of Principal Executive Offices)		20006 (Zip Code)

Registrant’s telephone number, including area code: (202) 955-9490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation.

On November 27, 2006, Standard Drilling, Inc. (the “Company”), as borrower, entered into an Interim Credit Agreement, effective as of November 20, 2006, with Prentis B. Tomlinson, Jr., the Chairman and Chief Executive Officer of the Company, as lender, in an initial aggregate principal amount of $1 million (the “Loan”), which may be increased at Mr. Tomlinson’s sole discretion to a maximum aggregate principal amount of $5 million. The initial aggregate principal amount of the Loan is evidenced by a Promissory Note, effective as of November 20, 2006, made by the Company in favor of Mr. Tomlinson. Interest will accrue on the outstanding principal amount of the Loan at the rate of 10% per annum, compounded monthly. The outstanding principal amount of the Loan, together with all unpaid accrued interest thereon, is payable upon demand by Mr. Tomlinson no earlier than 90 days. The Company intends to use the proceeds of the Loan for general corporate and working capital purposes.

To secure the payment and performance of its obligations under the Interim Credit Agreement and the Promissory Note, the Company entered into a Security Agreement, effective as of November 20, 2006, in favor of Mr. Tomlinson, pursuant to which the Company granted to Mr. Tomlinson a lien and security interest in and to the Company’s land drilling Rig#1.

The foregoing description of the Interim Credit Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Interim Credit Agreement, effective as of November 20, 2006, between the Company and Prentis B. Tomlinson, Jr..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD DRILLING, INC.

/S/ O. Oliver Pennington, III
O. Oliver Pennington, III,
Chief Financial Officer

Date: November 29, 2006

Exhibit Index

Exhibit No.	Description
10.1	Interim Credit Agreement, effective as of November 20, 2006, between the Company and Prentis B. Tomlinson, Jr..